Exhibit 16.1

March 13, 2012

U.S. Securities and Exchange Commission

100 F. Street, NE

Washington, DC 20549-7561

Re: CATALYST RESOURCE GROUP, INC. -- SEC File No. 001-03477-NY

Ladies and Gentlemen:

We have read the statements of CATALYST RESOURCE GROUP, INC. in Item 4.01 on Form 8-K to be filed on or about March 13, 2012 and are in agreement with such statements as they pertain to our firm. We have no basis to agree or disagree with other statements of the registrant contained therein.

Yours truly,

/s/ M&K CPAS, PLLC

M&K CPAS, PLLC

Certified Public Accountants